Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-18
For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI REPORTS SOLID SECOND QUARTER RESULTS

Strong Increases Reported in Revenues, EBITDA and Net Income

Better Than Expected Results from Recent Acquisition Bolster Company’s Results

CARENCRO, LA – AUGUST 8, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today strong increases in year-to-year second quarter financial results with 2006 second quarter revenues nearly triple revenues reported for the same three month period ended June 30, 2005 and more than 17% higher than first quarter 2006 revenues.

On revenues of $27.7 million, OMNI reported net income of $6.2 million, or $0.26 per diluted share on 24.0 million fully diluted outstanding shares, for the three month period ended June 30, 2006. The 2006 second quarter results included a $1.0 million tax benefit resulting from the utilization of available net operating tax loss carryforwards and a $0.1 million charge attributable to the recent implementation of FASB 123(R), Accounting for Stock-Based Payments. For the same three month period ended June 30, 2005, OMNI reported a net loss of $(4.3) million ($0.1 million net income on a continuing basis) after $4.4 million of charges incurred in connection with the discontinuation and sale of the Company’s aviation transportation services segment, on revenues of $9.5 million.

After preferred stock dividends and related charges totaling $0.2 million, OMNI’s net income available to common stockholders for the three month period ended June 30, 2006 totaled $6.0 million, or $0.26 per diluted share. For the comparable three month period ended June 30, 2005, after preferred stock dividends and related charges totaling $0.7 million, OMNI reported a loss of $(5.0) million, or $(0.40) per diluted share, available to common stockholders.

Earnings before interest, taxes, depreciation and amortization, as adjusted for discontinued operations and other income or expense (“Adjusted EBITDA”), for the three month period ended June 30, 2006 was $7.8 million, more than five times the $1.4 million reported for the comparable 2005 period and almost 70% higher than the Adjusted EBITDA reported for the first quarter of 2006. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

Commenting on the second quarter’s results, James C. Eckert, OMNI’s Chairman and Chief Executive Officer, said “The second quarter was an exciting one for OMNI. During this three month period, we continued execution of our business model establishing a solid foundation within each of our business units to meet the increasing demand for our core business services and for future expansion. Through a combination of organic and strategic external growth, we believe we are positioned to capitalize on various top-line opportunities that may arise.

“We are extremely pleased with the ongoing integration of Preheat, Inc., our most recent acquisition. This new business unit continues to report better than expected financial results. During the second quarter, its higher than expected margins helped compensate for the slightly lower than projected gross profit margins reported by our seismic drilling services unit due to adverse weather conditions. During a portion of the 2006 second quarter, poor weather conditions hampered the effectiveness of our transition zone equipment on certain seismic drilling projects. This equipment is specially designed to operate in difficult and environmentally sensitive terrain but can be vulnerable to weather conditions. Only a small portion of our current $50 million seismic drilling backlog is scheduled in the transition zone.

“The increased demand for our core business services is expected to continue through the remainder of this year and well into 2007. Additionally, completion of the previously announced potential acquisition of Rig Tools, Inc. will afford OMNI further growth opportunities. As a leading provider of rental equipment and specialized environmental cleaning services for land-based drilling contractors, the acquisition of Rig Tools, Inc. will offer OMNI significant cross-selling opportunities for its existing environmental cleaning services and rental equipment business units whose marketing efforts, historically, have been focused primarily towards oil and gas companies operating in the offshore waters of the Gulf of Mexico. With this increased market exposure, combined with continuing strong demand for our services and further strategic expansion, we believe OMNI is well-positioned for continued execution of its overall business operating strategy, which should translate into increased shareholder value. We are continuing to look actively for acquisition opportunities that would complement our existing business units. We have seen the market show great appreciation for the strategy OMNI has employed. Our management team is pleased by the reaction to our hard work. We believe OMNI is evolving into a multi-faceted oil field service enterprise,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to continue integrating successfully the Preheat, Inc. acquisition referenced herein, the ability to close timely and integrate the Rig Tools, Inc. acquisition referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands, except per share amounts)
Operating revenue	$9,463	$27,684	$22,578	$46,139
Operating expenses:
Direct costs	6,145	16,711	14,284	28,155
Depreciation and amortization	1,134	1,472	2,487	2,759
General and administrative expenses	1,918	3,193	4,009	5,583

Total operating expenses	9,197	21,376	20,780	36,497

Operating income	266	6,308	1,798	9,642
Interest expense	(630)	(1,211)	(1,278)	(2,327)
Gain on debt extinguishment	484	—	484	—
Other income (expense), net	(15)	92	29	176

Income before income taxes	105	5,189	1,033	7,491
Income tax benefit	—	1,000	—	1,000

Income from continuing operations	105	6,189	1,033	8,491
Loss from discontinued operations, aviation transportation services segment, net of taxes	(2,136)	—	(2,862)	—
Loss on disposal of discontinued operation assets, net of taxes	(2,271)	—	(2,271)	—

Net income (loss)	(4,302)	6,189	(4,100)	8,491
Dividends and accretion of preferred stock	(55)	(121)	(55)	(237)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(649)	(117)	(649)	(213)

Net income (loss) available to common stockholders	$(5,006)	$5,951	$(4,804)	$8,041

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.05)	$0.37	$0.03	$0.51
Loss from discontinued operations	(0.17)	—	(0.24)	—
Loss on disposal of discontinued operations assets	(0.18)	—	(0.19)	—

Net income (loss) available to common stockholders	$(0.40)	$0.37	$(0.40)	$0.51

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.05)	$0.26	$0.03	$0.37
Loss from discontinued operations	(0.17)	—	(0.24)	—
Loss on disposal of discontinued operations assets	(0.18)	—	(0.19)	—

Net income (loss) available to common stockholders	$(0.40)	$0.26	$(0.40)	$0.37

Weighted average common shares outstanding:
Basic	12,514	16,105	11,964	15,814
Diluted	12,514	24,031	11,996	23,115

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes loss from discontinued operations and other (income) expense because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and six months ended June 30, 2005 and 2006.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2006	2005	2006
	(in thousands)		(in thousands)
Net income (loss)	$(4,302)	$6,189	$(4,100)	$8,491
Plus (less):
Loss from discontinued operations, net of taxes	2,136	—	2,862	—
Loss on disposal of discontinued operations assets, net of taxes	2,271	—	2,271	—
Interest	630	1,211	1,278	2,327
Gain on debt extinguishment	(484)	—	(484)	—
Other (income) expense	15	(92)	(29)	(176)
Depreciation and amortization	1,134	1,472	2,487	2,759
Income tax benefit	—	(1,000)	—	(1,000)

Adjusted EBITDA	$1,400	$7,780	$4,285	$12,401